Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 18, 2009 (except for Note 16, as to which the date is January 22, 2010) in the Registration Statement on Form S-1 and related Prospectus of Everyday Health, Inc. (formerly known as Waterfront Media Inc.) for the registration of its common stock.
/s/ Ernst & Young LLP
New York, NY
January 22, 2010